Exhibit 10.53
ASYST TECHNOLOGIES, INC.
2003 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
     1. Restricted Stock Award. As of [insert date] (the “Date of Award”), Asyst Technologies, Inc., a California corporation (the “Company”), has granted to [insert name] (the “Grantee”) a restricted stock unit award (the “RSU Award”), which is an unfunded, unsecured promise by the Company to deliver [insert shares] shares of Common Stock subject to the terms and provisions of this Restricted Stock Unit Agreement (the “RSU Agreement”) and the Company’s 2003 Equity Incentive Plan, as amended from time to time (the “Plan”), which are incorporated herein by reference.
     Unless otherwise defined herein, the terms in this RSU Agreement shall be given the same defined meanings as defined in the Plan.
     2. Vesting Schedule. Subject to the terms of this RSU Agreement and the Plan, and provided that you remain in continuous service as a member of the Company’s Board of Directors (the “Board”) from the Date of Award, to the vesting date(s) listed below; the shares subject to the RSU Award shall vest and be converted into an equivalent number of shares of Common Stock on the vesting date(s) according to the schedule below.

Number of RSUs	Vesting Date(s)
In addition, at the sole discretion of the Company, the RSU Award may be settled by a cash payment on the date the Grantee first has a right to receive the shares rather than by a delivery of shares. Such cash payment, if any, will be equal to the Fair Market Value of the shares on the vesting date. Shares will be issued and delivered to the Grantee, or a cash payment made, as soon as practicable after the RSU Award vests in accordance with the terms set forth in the RSU Agreement. However, no shares will be converted or issued and no cash payment, if any, shall be made prior to the applicable vesting date.
          (a) Hold Period and Other Restrictions on Issuance and Delivery of Share:
          No vested shares subject to the RSU Award shall be issued or delivered to the Grantee until [insert date] (the “Delivery Date”). On the Delivery Date, 100 percent of the vested shares shall be issued and delivered to the Grantee unless such shares were previously forfeited pursuant to the terms of the RSU Agreement or the terms of the Plan or were otherwise used to meet the Grantee’s tax obligation described in Section 4 below.

          (b) Acceleration in the event of Death, Disability, Termination of Service or Change of Control.
          Regardless of any Hold Period or other Restrictions on Issuance and Delivery of Shares, the Delivery Date for shares that have vested under the RSU Award will be automatically accelerated, issued and such shares will be deemed delivered and available to the Grantee as of the date of the first to occur of the following specific events (provided that such date is after the original vesting date for the respective shares): (i) the date of Grantee’s death, (ii) the date of determination of Grantee’s permanent disability, or (iii) the date of termination of Grantee’s service with the Company (for any reason), or (iv) the date of a change in control of the Company (as defined under Code Section 409A).
     3. Purchase Price. The RSU Award is granted in consideration for past (and future) services rendered to the Company or for its benefit and, accordingly, shall have no purchase price ($0.00).
     4. Taxes. Regardless of any action the Company takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, or other tax-related withholding (“Tax Related Items”), Grantee acknowledges that the ultimate liability for all Tax Related Items legally due by Grantee is and remains Grantee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSU Award, including the grant of the RSU Award, the vesting of the RSU Award, the conversion of the RSU Award into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired at vesting, the receipt of any dividends, or the sufficiency of any payments made for or by the Grantee to satisfy the Tax-Related Items; and (ii) does not commit to structure the terms of the grant or any aspect of the RSU Award to reduce or eliminate the Grantee’s liability for Tax Related Items.
          (a). Notwithstanding the foregoing, and anything to the contrary in the RSU Agreement, the Grantee may direct the Company at any time to issue and distribute to the Grantee and make available for sale the maximum number of vested shares necessary for the Grantee to pay and satisfy any taxes or withholdings required in conjunction with income or value imputed to the Grantee from the vesting of the shares.
     4. Restrictions on Issuance. No shares will be issued in connection with the RSU Award if the issuance of such shares would constitute a violation of any applicable laws.
     5. Delivery of Shares. Until shares subject to the RSU Award are issued and delivered, the Grantee will have no rights as a shareholder including the right to receive dividends and the right to vote the shares. In addition, at the sole discretion of the Company, the RSU Award may be settled by a cash payment on the Delivery Date rather than by a delivery of shares. Such cash payment, if any, will be equal to the Fair Market Value of the shares on the Delivery Date.
     6. Termination of Continuous Service. In the event that the Grantee ceases to be a member of the Board for any reason, including death, disability, resignation or failure of nomination or election for subsequent term, any unvested portion of the RSU award shall automatically terminate and be deemed forfeit.
     7. Transferability of Award. The RSU Award may not be transferred, pledged, sold, assigned, alienated or otherwise encumbered by Grantee in any manner other than by will or by the laws of descent and distribution. Any such purported transfer, pledge, sale, assignment, alienation or encumbrance will be void and unenforceable against the Company. The terms of the RSU Award shall be binding upon the executors, administrators, heirs and successors of the Grantee.
     8. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any shares that have been sold or otherwise transferred in violation of any of the provisions of this RSU Agreement or (ii) to treat as owner of such shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.
     9. Tax Consultation. The Grantee understands that he or she may suffer adverse tax consequences as a result of the Grantee’s receipt or disposition of the shares subject to the RSU Award (or the vesting of Grantee’s right to receive or dispose of the shares subject to the RSU Award). The Grantee represents that he or she has had the opportunity to consult with any tax consultants the Grantee deems advisable in connection with receipt or disposition of the shares and that the Grantee is not relying on the Company or its counsel for any tax advice.
     10. Entire Agreement: Governing Law. The Plan and this RSU Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. Nothing in the Plan and this RSU Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Plan and this RSU Agreement are to be construed in accordance with and governed by the laws of the State of California without giving effect to any conflict of law rule. Should any provision of the Plan or this RSU Agreement be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.
     11. Headings. The captions used in this RSU Agreement are inserted for convenience and shall not be deemed a part of this RSU Agreement for construction or interpretation.
     12. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail (if the parties are within the United States) or upon deposit for delivery by an internationally recognized express mail courier service (for international delivery of notice), with postage and fees prepaid, addressed to the other party at its address as shown below or to such other address as such party may designate in writing from time to time to the other party.
     13. Rights as Shareholder. Until the Grantee has satisfied all requirements for vesting of the RSU Award, , and such vested shares have been issued and delivered pursuant to the terms of the Plan and this RSU Agreement, the Grantee shall not be deemed to be a shareholder or to have any of the rights of a shareholder with respect to any such shares of stock subject to the RSU Award.
     14. Deferral of Compensation. Payments made pursuant to this Plan and RSU Agreement are intended to comply with or qualify for an exemption from Section 409A of the Internal Revenue Code (“Section 409A”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this RSU Agreement to ensure that all shares subject to the RSU Award are made in a manner that qualifies for exemption from or complies with Section 409A; provided however, that the Company makes no representations that the shares will be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to this RSU Award.
     15. Nature of the RSU Award. In accepting the RSU Award, the Grantee acknowledges and agrees that:
          (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this RSU Agreement;
          (b) the grant of the RSU Award is voluntary and occasional, and does not create any contractual or other right to receive future RSU Awards, or benefits in lieu of RSU Awards, even if RSU Awards have been granted repeatedly in the past;
          (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company;
          (d) the Grantee is voluntarily participating in the Plan;
          (e) the RSU Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, and which is outside the scope of the Grantee’s employment contract, if any;
          (f) the RSU Award is not part of normal or expected compensation for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
          (g) because the Grantee is not an employee of the Company, the grant of the RSU Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant of the RSU Award will not be interpreted to form an employment contract with any subsidiary or Affiliate of the Company;
          (h) the future value of the shares is unknown and cannot be predicted with certainty;
          (i) the value of the shares obtained pursuant to the RSU Award may increase or decrease in value;

          (j) in consideration of the grant of the RSU Award, the Grantee does not acquire any claim or entitlement to compensation or damages that otherwise could arise from termination of the RSU Award or diminution in value of the RSU Award, or shares acquired pursuant to the RSU Award, upon termination of the Grantee’s service to the Company (for any reason whatsoever and whether or not in breach of local labor laws), and the Grantee hereby irrevocably waives and releases the Company from any such claim or entitlement that may arise; if, notwithstanding the foregoing, any such claim or entitlement is found by a court of competent jurisdiction to have arisen;
          (k) by signing this RSU Agreement, the Grantee shall be deemed irrevocably to have waived his or her right to pursue or seek remedy for any such claim or entitlement; and
          (l) the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively in service for purposes of this RSU Award.
     16. Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Company and its subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
          The Grantee understands that the Company may hold certain personal information about him or her, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of the RSU or any other entitlement to shares, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares acquired after vesting of the RSU. The Grantee understands that Data will be held as long as is reasonably necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

     17. Language. If the Grantee has received this or any other document related to the Plan or the RSU Award translated into a language other than English and if the translated version is different than the English version, the English version will control.
     18. Mandatory Arbitration to Resolve Disputes. Any differences, disputes or controversies arising from the RSU Award or this RSU Agreement, and rights or obligations thereunder or hereunder, shall be exclusively submitted to binding arbitration before an independent and qualified arbitrator in accordance with the American Arbitration Association and its rules then in effect, without reference to conflict of laws principles. Arbitration shall be the exclusive forum for any dispute, claim or cause arising hereunder, and the decision and award by the arbitrator shall be final, binding upon and non-appealable by the parties and may be entered in any state court of California having jurisdiction. The arbitrator shall be without authority or jurisdiction to award either party its attorneys’ fees or costs incurred in the matter. In addition, the arbitrator shall be without authority or jurisdiction to award either party, for any claim, cause or action arising hereunder, any incidental, special, consequential or exemplary damages of any nature, including but not limited to punitive damages; provided, however, that provisional or injunctive remedies and relief shall be available as appropriate to each party.
     19. Waiver of Right to Jury Trial. Each party, to the fullest extent permitted by law, waives any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising hereunder, or the rights, duties or liabilities created hereby.
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     The Grantee acknowledges receipt of a copy of the Plan and the RSU Agreement, and represents that he or she has had an opportunity to review these documents and to be familiar with the terms and provisions thereof, and hereby accepts the RSU Award subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed the Plan and the RSU Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this RSU Agreement. The Grantee agrees to notify the Company upon any change in the residence address indicated in this RSU Agreement.

Submitted by:	Accepted by:

GRANTEE:	ASYST TECHNOLOGIES, INC.

By:

Title: Vice President, General Counsel & Secretary
(Signature)
Address:	Address:

46897 Bayside Parkway

Fremont, CA 94538